EXHIBIT 5.1

August 31, 2018

Lattice Semiconductor Corporation

111 SW Fifth Ave, Ste 700

Portland, Oregon, 97204

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.01 par value, of Lattice Semiconductor Corporation (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 2,450,000 shares of common stock, $0.01 par value, of the Company (the “Inducement Shares”), which may be issued outside of, but governed by, the Lattice Semiconductor Corporation 2013 Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Inducement Shares issued by the Company, upon registration by its registrar of such Inducement Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Inducement Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP